Kingstone Companies Announces Underwriters' Exercise of Purchase Option
Kingston, New York—February 14, 2017--Kingstone Companies, Inc. (NASDAQ: KINS) (the "Company" or "Kingstone") today announced that the underwriters of its recently closed public offering of common stock exercised in full their purchase option with respect to 442,500 shares of its common stock, at the public offering price of $12.00. The Company sold 192,500 shares of its common stock pursuant to the purchase option exercise. The net proceeds to the Company after deducting underwriting discounts and commissions and other estimated offering expenses are expected to be approximately $2.2 million, bringing the total net proceeds to the Company from the offering to approximately $30.2 million. Selling shareholders sold 250,000 shares of common stock pursuant to the exercise of the purchase option.
The Company intends to use the aggregate net proceeds of the offering to contribute capital to its insurance subsidiary, Kingstone Insurance Company, to support its ratings upgrade plan and additional growth, and for general corporate purposes.
Sandler O'Neill + Partners, L.P. acted as the book-running manager for the offering.  Compass Point Research & Trading LLC and Boenning & Scattergood, Inc. acted as co-managers for the offering.
The offering was made pursuant to a shelf registration statement previously filed and declared effective by the Securities and Exchange Commission (the "SEC"). The final prospectus supplement relating to the offering has been filed with the SEC and is available at the SEC's website at www.sec.gov.  Alternatively, copies of the final prospectus supplement and the accompanying prospectus may be obtained from Sandler O'Neill + Partners, L.P., 1251 Avenue of the Americas, 6th Floor, New York, NY 10020, 1-866-805-4128.
This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
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About Kingstone Companies, Inc.
Kingstone is a property and casualty insurance holding company whose principal operating subsidiary, Kingstone Insurance Company, is domiciled in the State of New York. Kingstone is a multi-line property and casualty insurance company writing business exclusively through independent retail and wholesale agents and brokers. Kingstone is licensed to write insurance policies in New York, New Jersey, Pennsylvania, Rhode Island, Connecticut, and Texas. Kingstone offers property and casualty insurance products to individuals and small businesses.

Forward-Looking Statements

Statements in this press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, may be forward-looking statements.  These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors.  More information about these factors can be found in Kingstone's filings with the Securities and Exchange Commission, including its latest Annual Report filed with the Securities and Exchange Commission on Form 10-K.  Kingstone undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts
Kingstone Companies, Inc.
Investor Relations:
Amanda M. Goldstein, 516-960-1319
 Investor Relations Director